Schwab Investments Shareholder Report Proxy Voting Results

At a special meeting of shareholders of Schwab Investments
(the Trust) held on December 14, 2009, shareholders approved the following proposal: to elect nine trustees to serve on the Board of Trustees of the Trust. The individuals listed in the table below were elected as trustees for each fund. All trustees served as trustees of the Trust prior to the special meeting.


FOR
WITHHELD
%
FOR
Charles R. Schwab
459,325,700.18
28,086,852.10
94.24%

Walter W. Bettinger, II
462,501,711.78
24,910,840.50
94.89%

Mariann Byerwalter
462,421,752.63
24,990,799.65
94.87%

John F. Cogan
463,280,067.34
24,132,484.94
94.05%

William A. Hasler
459,926,827.89
27,485,724.39
94.36%

Gerald B. Smith
462,799,212.90
24,613,339.38
94.95%

Donald R. Stephens
462,936,148.60
24,476,403.68
94.98%

Joseph H. Wender
462,081,721.45
25,330,830.83
94.80%

Michael W. Wilsey
461,613,391.08
25,799,161.20
94.71%